Exhibit 99.1

ROB MARCUS NAMED CHIEF FINANCIAL OFFICER

OF TIME WARNER CABLE

NEW YORK, NY November 6, 2007--Time Warner Cable Inc. (NYSE: TWC) today announced the appointment of Robert D. Marcus as Chief Financial Officer effective January 1, 2008.

In his new role, Marcus will retain the title of Senior Executive Vice President and continue to direct Time Warner Cable’s mergers and acquisitions, programming, human resources and business affairs departments and will add responsibility for all of the Company’s financial functions, including accounting, financial planning and analysis, tax, treasury and investor relations. John K. Martin, Jr., who has served as Time Warner Cable’s CFO since August 2005, will vacate that post to become CFO at Time Warner Inc. (NYSE: TWX) at the beginning of the new year.

“Rob is a seasoned executive and proven leader with a broad and deep understanding of our business,” said Glenn Britt, President and Chief Executive Officer of Time Warner Cable. “Widely recognized as a talented dealmaker, Rob’s contributions to Time Warner Cable have been more far reaching. He has participated in all of our significant business decisions over the last two-plus years and is well respected both within our industry and on Wall Street for his judgment and financial acumen. I am extremely pleased Rob will take on the pivotal CFO role at Time Warner Cable.”

Marcus said: “I look forward to continuing to work with Glenn Britt and Landel Hobbs and the rest of our outstanding team in this new capacity. I am excited about our business opportunities ahead and aim to build upon the strong financial organization that John put in place. I remain committed to unlocking the full potential and value of our company for shareholders and look upon my expanded responsibilities as additional tools to get that job done.”

Commenting on Martin’s service, Britt added: “As CFO, John has played an important role in guiding us through our first nine months as a public company. He has built an exceptionally strong finance team here at Time Warner Cable, which should help ensure a seamless transition. We are indebted to John for his exceptional contributions and wish him well in his new role at Time Warner Inc.”

Martin said: “Working with Glenn, Landel and Rob has been a terrific experience and has prepared me well for my new role at Time Warner Inc. I have every confidence that this leadership team will successfully drive the company forward to achieve its goals. Rob is an enormously talented executive and has earned a stellar reputation on Wall Street. He will bring new insights from his broad business experience to the CFO role and I feel good about leaving the financial leadership of this Company in such capable hands.”

Marcus joined Time Warner Cable as Senior Executive Vice President in August 2005, with a broad portfolio of responsibilities, including oversight of the Company’s mergers and acquisitions, programming, legal, human resources and business affairs functions.

Prior to joining Time Warner Cable, Marcus served as Senior Vice President, Mergers and Acquisitions for Time Warner Inc., having served in various executive capacities with the parent company since 1998. In that role, Marcus was the architect and lead negotiator of numerous transactions for Time Warner Inc. and its subsidiaries, including Time Warner Cable’s acquisition of Adelphia Communications Corp. and related transactions with Comcast Corporation which took place last year.

Earlier, Marcus practiced law at Paul, Weiss, Rifkind, Wharton & Garrison, where he was one of Time Warner Inc.’s principal outside corporate counsels.

Marcus received a J.D. from Columbia Law School in 1990, where he was a Harlan Fiske Stone Scholar and editor of the Columbia Law Review. He earned a Bachelor of Arts degree from Brown University in 1987.

Marcus serves on the board of New Alternatives for Children, a New York City based non-profit agency.

He lives with his wife and four children in Short Hills, NJ.

Contacts:

Corporate Communications

Mark Harrad, 212.364.8203

Maureen Huff, 212.364.8206

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